Exhibit 99.2
FOR IMMEDIATE RELEASE
OUTDOOR CHANNEL POSTS IMPRESSIVE FOURTH QUARTER RATINGS GROWTH
Leading Outdoor Programmer’s Ratings Growth Spurred by the Success of Its Block Programming Strategy
TEMECULA, Calif. — JANUARY 31, 2008 — Outdoor Channel, America’s Leader in Outdoor TV, today announced record 2007 fourth quarter ratings. In comparison to the same quarter in 2006, the network increased household delivery by 33% Monday — Sunday, 7 PM — 12 AM and 88% on Saturday/Sunday, 6 AM — 7 PM. In the fourth quarter of 2007, the network garnered an average 0.2 coverage rating during 7 PM — 12 AM, Monday — Sunday and an average 0.3 coverage rating during 6 AM — 7 PM on Saturday and Sunday.
“The fourth quarter of 2007 has resulted in especially strong ratings for us,” said Tom Hornish, COO at Outdoor Channel. “Our viewers have clearly responded to our programming strategy which focuses on putting the best quality outdoor shows into cohesive, thematic blocks.”
When compared with the fourth quarter in 2006, Outdoor Channel’s marquee Sunday and Tuesday night (7 PM — 12 AM) programming blocks posted especially impressive household delivery growth, boasting 115% and 35% increases respectively.
Sunday Night on the Hunt presented by Thompson Center, one of Outdoor Channel’s primetime big game hunting programming blocks, posted an average coverage rating of 0.4 in the fourth quarter. Another primetime big game hunting block, Tuesday Night Pursuits presented by Mossy Oak, pulled an average coverage rating of 0.4 during the fourth quarter.
Outdoor Channel has been Nielsen-rated since July of 2002 and is the only full-time outdoor network that is Nielsen-rated.
About Outdoor Channel
Outdoor Channel is America’s Leader in Outdoor TV, offering programming that captures the excitement of hunting, fishing, off-road motorsports, adventure and the Western lifestyle. The network can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic new web site. Outdoor Channel is a wholly owned subsidiary of Outdoor Channel Holdings, Inc. (NASDAQ GM: OUTD). For more information about Outdoor Channel, please visit www.outdoorchannel.com.
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For more information, please contact:
Dwayna Haley
Bob Gold & Associates
310-784-1040
dwayna@bobgoldpr.com